Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 9, 2017, relating to the consolidated financial statements of Century Casinos, Inc. and subsidiaries, and the effectiveness of Century Casinos, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Century Casinos, Inc. for the year ended December 31, 2016 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 26, 2017